EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Andrew Tammen Central Garden & Pet (925) 283-4573

CENTRAL GARDEN & PET ANNOUNCES RECORD FOURTH QUARTER

AND FULL YEAR RESULTS FOR FISCAL 2003

Record 4Q 2003 Net Income of $0.23 Per Diluted Share Compared to $0.04 in 4Q 2002

Record Fiscal 2003 Net Income of $1.73 Per Diluted Share Compared to

$1.44 in 2002

Provides Fiscal 2004 Net Income Guidance in the Range of

$2.00-$2.10 Per Diluted Share

LAFAYETTE, CALIFORNIA, November 20, 2003 – Central Garden & Pet Company (NASDAQ: CENT) today announced financial results for the fiscal fourth quarter and full year ended September 27, 2003. This includes record net income for both periods.

For the fiscal fourth quarter of 2003 the Company reported net sales of $257.4 million, up 7% from $240.8 million in the comparable 2002 period. Net income for the quarter increased to a record $4.6 million, or $0.23 per diluted share, from $751,000, or $0.04 per diluted share, in the year ago period. The improved results were driven by continued sales growth of the Company’s branded products as well as lower administrative and litigation expenses. Partially offsetting these improvements were higher interest costs and slightly higher grain prices compared to the prior year period.

Depreciation and amortization expense for the fiscal 2003 fourth quarter totaled $4.6 million compared to $4.8 million in the prior year.

Net sales for fiscal 2003 were $1.15 billion, a 6% increase from $1.08 billion in the fiscal 2002 period. Net income for the year was $34.6 million, or $1.73 per diluted share, compared with $28.5 million, or $1.44 per diluted share for fiscal 2002, before the effect of adopting SFAS No. 142 on September 30, 2001. Including the effect of the non-cash SFAS No. 142 accounting charge of $146.7 million, or $112.2 million after-tax, the Company reported a net loss of $83.7 million, or $3.44 per diluted share, for fiscal 2002. Average shares outstanding on a diluted basis decreased from 23.0 million shares in the fiscal 2002 period to 20.1 million shares in the fiscal 2003 period due primarily to the redemption of the Company’s convertible subordinated notes in January 2003.

Depreciation and amortization expense for fiscal 2003 totaled $17.9 million compared to $17.6 million in the prior year.

Central anticipates substantial earnings growth in fiscal 2004. The Company’s expectation is that fiscal 2004 net income will be in the range of $2.00-$2.10 per diluted share, a 16% to 21% increase over 2003.

The Company will discuss its fourth quarter, fiscal 2003 results and 2004 earnings guidance on an earnings conference call today at 4:30 p.m. EST. The earnings conference call will be simultaneously broadcast over the Internet through Central’s website,  http://www.centralgardenandpet.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, All-Glass Aquarium, Zodiac, Pre-Strike, Altosid, Nylabone, TFH and Four Paws. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, decorative outdoor patio products and ant control products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, Lilly Miller, Matthews Four Seasons, AMDRO and Grant’s. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.centralgardenandpet.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings, including, without limitation, the resolution of the litigation between the Company and The Scotts Company; any liabilities to which the Company may become subject as a result of the August 2, 2000 fire at its Phoenix distribution center; and the impact of any other outstanding or potential litigation.

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(Tables Follow)

Central Garden & Pet Company

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
Net Sales	$257,441	$240,819	$1,145,001	$1,077,780
Cost of Goods Sold and Occupancy	186,517	173,856	811,562	757,437

Gross Profit	70,924	66,963	333,439	320,343

Selling, General and Administrative Expenses	61,300	63,655	261,098	267,579

Income from Operations	9,624	3,308	72,341	52,764

Interest Expense	(5,068)	(3,382)	(19,747)	(14,745)
Interest Income	406	63	545	137
Other Income	629	777	2,522	5,548

Income Before Income Taxes	5,591	766	55,661	43,704

Income Taxes	992	15	21,020	15,159

Income Before Cumulative Effect of Accounting Change	$4,599	$751	$34,641	$28,545
Cumulative Effect of Change in Accounting for Goodwill, net of tax	—	—	—	(112,237)

Net Income (Loss)	$4,599	$751	$34,641	$(83,692)

Basic Earnings Per Common Share:
Before Cumulative Effect of Accounting Change	$0.23	$0.04	$1.79	$1.54

Accounting Change	—	—	—	(6.04)

Basic Earnings (Loss) Per Common Share	$0.23	$0.04	$1.79	$(4.50)

Diluted Earnings Per Common Share:
Before Cumulative Effect of Accounting Change	$0.23	$0.04	$1.73	$1.44

Accounting Change	—	—	—	(4.88)

Diluted Earnings (Loss) Per Common Share	$0.23	$0.04	$1.73	$(3.44)

Weighted Average Shares Outstanding
Basic	19,673	18,820	19,327	18,581
Diluted	20,415	19,141	20,081	23,009

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 27, 2003	September 28, 2002
Assets
Current Assets:
Cash & Cash Equivalents	$77,604	$10,884
Accounts Receivable	146,075	130,984
Inventories	217,156	193,159
Other Current Assets	15,222	26,096

Total Current Assets	456,057	361,123

Property & Equipment—Net	101,538	100,864

Other Assets	271,503	269,970

Total	$829,098	$731,957

Liabilities & Shareholders’ Equity
Current Liabilities:
Notes Payable	$—	$59,975
Accounts Payable	105,103	96,796
Accrued Expenses	47,061	42,742
Current Portion of Long-Term Debt	1,028	7,593

Total Current Liabilities	153,192	207,106

Long-Term Liabilities	249,225	145,331
Other Long-Term Obligations	1,585	2,012

Shareholders’ Equity	425,096	377,508

Total	$829,098	$731,957